Exhibit 10.26

MATERIAL TERMS OF COMPENSATION OF
NON-EMPLOYEE MEMBERS
OF THE BOARD OF DIRECTORS
EFFECTIVE OCTOBER 1, 2008

Each non-employee member of WPT Enterprises, Inc.’s Board of Directors will receive the following as compensation for serving on the Board of Directors:

•                  Annual payment of $20,000.

•                  Chairman of the Audit Committee of the Board of Directors will be paid an additional annual payment of $35,000.

•                  Chairman of the Compensation Committee of the Board of Directors will be paid an additional annual payment of $5,000.

•                  On the date of each non-employee director’s re-election to the Board, a non-qualified stock option under the Company’s 2004 Stock Incentive Plan to purchase 4,000 shares of common stock at an exercise price per share equal to the fair market value per share of the common stock will be granted.